AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 19th day of November, 2014, to the Custody Agreement, dated as of April 6, 2011, as amended  (the "Agreement"), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the TorrayResolute Small/Mid Cap Growth Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit V, the TorrayResolute Small/Mid Cap Growth Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit V to the
Managed Portfolio Series Custody Agreement

Name of Series	Date Added
TorrayResolute Small/Mid Cap Growth Fund	on or after November 19, 2014

Domestic Custody Fee Schedule at November, 2014

Annual Fee Based Upon Market Value Per Fund*
[…] basis point on average daily market value
Minimum annual fee for the 2 fund complex - $[…]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[…] per book entry DTC transaction/Federal Reserve transaction/principal paydown
$[…] per short sale
$[…] per U.S. Bank repurchase agreement transaction
$[…] per option/future contract written, exercised or expired
$[…] per mutual fund trade/Fed wire/margin variation Fed wire
$[…] per physical security transaction
$[…] per disbursement (waived if U.S. Bancorp is Administrator)
$[…] per segregated account per year

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus 2.

Plus Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the domestic fee schedules on this Exhibit V.

TorrayResolute, LLC

By: /s/ Nicholas Haffenreffer

Printed Name: Nicholas Haffenreffer

Title: President & CIO                                      Date: 12/3/14